EXHIBIT 99.1

RR DONNELLEY	NEWS RELEASE

RR DONNELLEY REPORTS FOURTH QUARTER AND

FULL-YEAR 2004 RESULTS

CHICAGO, March 1, 2005 – R.R. Donnelley & Sons Company (NYSE: RRD) today reported fourth-quarter 2004 earnings from continuing operations of $148.8 million or $0.66 per diluted share on net sales of $2.1 billion compared to earnings from continuing operations of $109.1 million or $0.95 per diluted share on net sales of $1.2 billion in the fourth quarter of 2003. The fourth-quarter 2004 results from continuing operations include restructuring ($10.1 million), integration ($5.6 million) and impairment ($5.6 million) charges totaling $21.3 million, primarily related to the ongoing integration of our February 27, 2004 acquisition of Moore Wallace. Also included in the fourth quarter of 2004 results are a non-cash write-down of the company’s investment in affordable housing of $14.4 million and a net tax benefit totaling $37.6 million, primarily resulting from the reversal of tax contingencies upon the expiration of certain state statutory limitations of $30.5 million and the reversal of a non-US deferred tax valuation allowance of $7.1 million. Results from continuing operations in the fourth quarter of 2003 included restructuring and impairment charges of $3.2 million, a non-cash write-down of the company’s investment in affordable housing of $7.3 million, a gain on the disposition of an investment of $1.4 million and a tax benefit of $45.8 million related to the favorable resolution of Internal Revenue Service (IRS) audits and refundable income taxes in Latin America due to the realization of tax loss carrybacks. The company announced, on December 16, 2004, its intention to sell its Peak Technologies business. Accordingly, effective with the fourth quarter of 2004, Peak Technologies is reported as a discontinued operation along with the package logistics business and Momentum Logistics, Inc. (MLI), both of which were reported as discontinued operations, effective in the third quarter of 2004 (see discussion below). Net earnings, which include discontinued operations, were $136.8 million or $0.61 per diluted share in the fourth quarter of 2004 compared to $97.7 million or $0.85 per diluted share in the fourth quarter of 2003.

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Non-GAAP earnings from continuing operations totaled $132.3 million or $0.59 per diluted share in the fourth quarter of 2004 compared to $66.4 million or $0.58 per diluted share in the fourth quarter of 2003. The fourth quarter of 2003 non-GAAP earnings from continuing operations include approximately $0.03 per diluted share resulting from the reversal of excess employee incentive accruals that were expensed in prior quarters. Fourth-quarter non-GAAP earnings from continuing operations exclude restructuring and impairment charges and a non-cash write-down of the company’s investment in affordable housing in both 2004 and 2003. Also excluded are integration charges in the fourth quarter of 2004 and a gain on the disposition of an investment in the fourth quarter of 2003. The company used an effective tax rate of 38.3% in the fourth quarter of both years, which it believes is its pro forma annual tax rate, in calculating non-GAAP earnings. A reconciliation of GAAP earnings to non-GAAP earnings for these adjustments is presented in the attached tables.

RR Donnelley Reports Fourth Quarter and Full-Year 2004 Results

“Our strong operating performance in the fourth quarter capped off a very successful 2004,” said Mark A. Angelson, RR Donnelley’s Chief Executive Officer. “During the fourth quarter, our Integrated Print Communications business delivered strong sales growth and margin expansion and our Publishing and Retail Services business continued to win new business, post top-line growth and generate a strong operating margin.”

Angelson added, “For the full year, non-GAAP operating margin improved to 9.0% and we generated cash flow from continuing operations of $759 million, driven by top line growth, merger related and other cost savings and productivity enhancements. Looking forward, we will continue to focus on these drivers of profitability and on growing our business.”

Business Review (Continuing Operations)

RR Donnelley’s acquisition of Moore Wallace was completed on February 27, 2004. The reported financials for the company, therefore, do not include the results of Moore Wallace in 2003 and for approximately the first two months of 2004. Following are the results for the company and each reportable segment.

Summary

Net sales in the quarter were $2.1 billion, up 77% from the same quarter in 2003, primarily due to the acquisition of Moore Wallace and increased volume in the book and financial print businesses, international markets and the Publishing and Retail Services segment. Gross margin was 27.4% in the fourth quarter of 2004 compared to 27.2% in the fourth quarter of 2003, as the benefits from restructuring and cost reduction actions and procurement savings were offset, in part, by incremental costs of employee incentives, primarily due to the reversal of incentive accruals in the fourth quarter of 2003, and integration expenses. Selling, general and administrative expense, as a percentage of net sales, was 11.4% in the fourth quarter of 2004 compared to 11.3% in the fourth quarter of 2003, as the benefit of cost reduction actions was offset by increased costs of bad debt, pension and post retirement benefits, Sarbanes-Oxley Act compliance, and integration. Operating margin in the fourth quarter of 2004 increased to 10.4% from 10.1% in last year’s fourth quarter, despite increased restructuring, integration and impairment charges in the fourth quarter of 2004.

Excluding restructuring, integration and impairment charges in the fourth quarter of both years, non-GAAP operating margin for the fourth quarter of 2004 was 11.4% compared to 10.4% for the fourth quarter of 2003, primarily as a result of increased volume and the benefit of cost reduction actions. Reconciliations of GAAP operating income and margin to non-GAAP operating income and margin are presented in the attached tables.

Segments

The company reports its results in four reportable segments, 1) Integrated Print Communications and Global Solutions, 2) Publishing and Retail Services, 3) Forms and Labels and 4) Corporate. During the fourth quarter of 2004, the company finalized the allocation of the purchase price of Moore Wallace and, accordingly, has allocated the amortization of identifiable intangibles to each operating segment (see attached schedules for conforming 2004 quarterly results by segment).

The Integrated Print Communications and Global Solutions segment includes our 1) book, 2) direct mail, 3) financial print, 4) business communications services, 5) short-run commercial print, 6) European and 7) Asian businesses. Net sales for the Integrated Print Communications

RR Donnelley Reports Fourth Quarter and Full-Year 2004 Results

and Global Solutions segment more than doubled to $835.3 million from the fourth quarter of 2003, primarily due to the acquisition of Moore Wallace ($396.1 million) as well as increased sales in our book, financial print and international businesses. Operating margin, which was negatively impacted by restructuring, integration and impairment charges of $6.9 million in the fourth quarter of 2004 and restructuring charges of $0.9 million in the fourth quarter of 2003, nearly doubled to 12.7% in the fourth quarter of 2004. Excluding restructuring, impairment and integration charges, non-GAAP operating margin increased to 13.5% in the fourth quarter of 2004 from 6.7% in the fourth quarter of 2003, primarily as a result of increased sales volume and the benefit of cost reduction actions.

The Publishing and Retail Services segment includes our 1) magazine, catalog and retail, 2) directories, 3) logistics and 4) premedia businesses. Net sales for the Publishing and Retail Services segment increased 5.8% to $832.6 million due to the acquisition of Moore Wallace’s logistics business and volume increases in the magazine, catalog and retail and logistics businesses. Operating margin, which was negatively impacted by restructuring, impairment and integration charges of $1.8 million in the fourth quarter of 2004 and net restructuring and impairment charges of $0.3 million in the fourth quarter of 2003 was 14.8% in the fourth quarter of 2004 compared to 15.3% in the fourth quarter of 2003. Excluding restructuring, impairment and integration charges, non-GAAP operating margin decreased to 15.0% in the fourth quarter of 2004 from 15.3% in the fourth quarter of 2003. Operating margin in the fourth quarter of 2003 was positively impacted by a $5.2 million (or approximately 66 basis points) reversal of excess employee incentive accruals that were expensed in prior quarters. The Publishing and Retail Services segment continued to realize benefits from volume increases and cost reduction efforts.

The Forms and Labels segment includes our 1) forms, 2) labels and 3) Latin American businesses. Net sales for the Forms and Labels segment increased to $443.9 million in the fourth quarter of 2004 from $39.8 million in the fourth quarter of 2003, primarily due to the acquisition of Moore Wallace. The Forms and Labels segment continued to be the company’s most price competitive business, as excess capacity in the industry has led to aggressive discounting. Operating margin, which was negatively impacted by restructuring, integration and impairment charges of $10.1 million in the fourth quarter of 2004 and net restructuring and impairment charges of $3.1 million in the fourth quarter of 2003 increased to 5.3% from a loss in the prior year’s fourth quarter. Excluding restructuring, impairment and integration charges, non-GAAP operating margin increased to 7.6% in the fourth quarter of 2004 from a loss in the fourth quarter of 2003 due to the acquisition of Moore Wallace and improved performance in Latin America.

Corporate operating expenses increased by $15.2 million from the fourth quarter of 2003 to $32.9 million in the fourth quarter of 2004. The increase is primarily attributable to the acquisition of Moore Wallace and additional costs of restructuring, impairment and integration, Sarbanes-Oxley Act compliance, employee incentives and pension and post retirement benefits.

Full-Year Results

The company reported earnings from continuing operations of $264.9 million or $1.30 per diluted share on net sales of $7.2 billion for the full year of 2004 compared to earnings from continuing operations of $191.9 million or $1.67 per diluted share on net sales of $4.2 billion for the full year of 2003. Results from continuing operations include restructuring ($85.0 million), integration ($80.8 million) and impairment ($22.4 million) charges totaling $188.2 million for the full year of 2004, primarily related to the ongoing integration of our acquisition of Moore Wallace and included restructuring and impairment charges of $12.5 million for the full year of 2003.

RR Donnelley Reports Fourth Quarter and Full-Year 2004 Results

Operating margin for the full year of 2004 decreased to 6.4% from 7.0% for the full year of 2003 due to increased restructuring, impairment and integration charges. Excluding restructuring, integration and impairment charges in both 2004 and 2003, non-GAAP operating margin increased to 9.0% for the full year of 2004 from 7.3% for the full year of 2003, primarily as a result of increased volume and the benefit of cost reduction efforts. Results from continuing operations for the full year of 2004 also include a non-cash write-down of the company’s investment in affordable housing that was nearly offset by the net gain on the disposition of investments, and a net tax benefit totaling $37.6 million, primarily resulting from the reversal of tax contingencies upon the expiration of certain state statutory limitations of $30.5 million and the reversal of a non-US deferred tax valuation allowance of $7.1 million. Results from continuing operations for the full year of 2003 also included a non-cash write-down of the company’s investment in affordable housing of $7.3 million, a gain on the disposition of investments of $5.6 million and a tax benefit of $45.8 million related to the favorable resolution of Internal Revenue Service (IRS) audits and refundable income taxes in Latin America due to the realization of tax loss carrybacks. Net earnings, which include discontinued operations and, in 2004, a $6.6 million net charge for the cumulative effect of a change in an accounting principle (adoption of FIN 46R further discussed on attached reconciling schedules), were $178.3 million or $0.88 per diluted share for the full year of 2004 compared to $176.5 million or $1.54 per diluted share for the full year of 2003.

Non-GAAP earnings from continuing operations totaled $337.0 million or $1.65 per diluted share in the full year of 2004 compared to $149.6 million or $1.31 per diluted share in the full year of 2003. Full-year non-GAAP earnings from continuing operations exclude restructuring and impairment charges, a non-cash write-down of the company’s investment in affordable housing and net gains on the disposition of investments in both 2004 and 2003. Also excluded are integration charges and the cumulative effect of a change in an accounting principle in 2004. The company used an effective tax rate of 38.3% in both years, which it believes is its pro forma annual tax rate, in calculating non-GAAP earnings. A reconciliation of GAAP earnings to non-GAAP earnings for these adjustments is presented in the attached tables.

Restructuring Detail

In connection with the ongoing integration of Moore Wallace, the company recorded pre-tax restructuring charges in continuing operations of $10.1 million in the fourth quarter of 2004. For the full year of 2004, the company recorded $85.0 million of restructuring charges in continuing operations, substantially all of which have required or will require cash payments.

Restructuring charges were applied as follows:

$ in Millions	Three months ended 12/31/2004	Twelve months ended 12/31/2004
Severance	$8.9	$81.6
Facility	1.2	3.4

Total	$10.1	$85.0

Payments associated with these severance actions are expected to be substantially completed by June 2005. During 2004, the company eliminated approximately 3,214 positions (799 positions in discontinued operations).

RR Donnelley Reports Fourth Quarter and Full-Year 2004 Results

Discontinued Operations

During the fourth quarter of 2004, the company announced its intention to sell its Peak Technologies business. During the third quarter of 2004, the company entered into an agreement to sell its package logistics business, the sale of which closed on October 29, 2004, and completed the shutdown of its MLI business. Accordingly, Peak Technologies, the package logistics business and MLI are reported as discontinued operations. The company has also conformed prior period financial results to reflect Peak Technologies, package logistics and MLI as discontinued operations in all periods presented.

The company recorded a net loss from discontinued operations of $12.0 million during the fourth quarter of 2004 and $80.0 million during the full year of 2004.

Conference Call

RR Donnelley will host a conference call to discuss its fourth quarter and full-year results on Tuesday, March 1, 2005, at 10:00 am Eastern Time (9:00 am Central Time). The company will provide a live webcast of the earnings conference call, which can be accessed via the Internet at http://www.rrdonnelley.com (“Investors”). Individuals wishing to participate can join the conference call by dialing (706) 634-1139. A webcast replay will be archived on the Company’s web site for 30 days after the call. In addition, a telephonic replay of the call will be available for seven days at (706) 645-9291, passcode 3520113.

About RR Donnelley

RR Donnelley (NYSE: RRD) is the world’s premier full-service global print provider and the largest printing company in North America, serving customers in the publishing, healthcare, advertising, retail, telecommunications, technology, financial services and many other industries. Founded more than 140 years ago, the company provides solutions in commercial printing, forms and labels, direct mail, financial printing, print fulfillment, business communication outsourcing, logistics, online services, digital photography, color services, and content and database management. The largest companies in the world and others rely on RR Donnelley’s scale, scope and insight through a comprehensive range of online tools, variable printing services and market-specific solutions. For more information, visit the company’s web site at http://www.rrdonnelley.com.

Contact Information

Media:	Investors:
Doug Fitzgerald	Dan Leib
Sr. Vice President, Marketing & Communications	Vice President, Investor Relations
312-326-7740	312-326-7710
doug.fitzgerald@rrd.com	dan.leib@rrd.com

Use of Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements

RR Donnelley Reports Fourth Quarter and Full-Year 2004 Results

speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.

Many of the factors that could cause material differences in the expected results of RR Donnelley relate to the integration of Moore Wallace Incorporated, which was acquired by RR Donnelley on February 27, 2004. These factors include, without limitation, the following: the development and execution of comprehensive plans for asset rationalization, the ability to eliminate duplicative overhead without excessive cost or adversely affecting the business, the potential loss of customers and employees as a result of the transaction, the ability to achieve procurement savings by leveraging total spending across the organization, the success of the organization in leveraging its comprehensive product offering to the combined customer base as well as the ability of the organization to complete the integration of the combined companies without losing focus on the business. In addition, the ability of the combined company to achieve the expected net sales, accretion and synergy savings will also be affected by the effects of competition (in particular the response to the transaction in the marketplace), the effects of pricing of paper and other raw materials and fuel price fluctuations and shortages of supply, the rate of migration from paper-based forms to digital formats, the impact of currency fluctuations in the countries in which RR Donnelley operates, general economic and other factors beyond the combined company’s control, and other risks and uncertainties described in RR Donnelley’s periodic filings with the Securities and Exchange Commission (SEC). Readers are strongly encouraged to read the full cautionary statements contained in RR Donnelley’s filings with the SEC. RR Donnelley disclaims any obligation to update or revise any forward-looking statements.

R. R. Donnelley and Sons Company

Consolidated Balance Sheets

At December 31, 2004 and 2003

IN MILLIONS, EXCEPT PER SHARE DATA

(UNAUDITED)

	December 31,
	2004	2003
Assets
Current Assets
Cash and cash equivalents	$641.8	$60.8
Receivables, less allowance for doubtful accounts	1,259.0	691.5
Inventories	422.0	154.3
Prepaid expenses and other current assets	44.1	22.4
Deferred income taxes	239.9	22.5

Total Current Assets	2,606.8	951.5

Property, plant and equipment - net	1,924.5	1,279.1
Prepaid pension cost	498.3	314.4
Goodwill	2,472.7	167.8
Other intangible assets - net	666.1	5.4
Other assets	288.7	252.6
Assets of discontinued operations	102.8	232.5

Total Assets	$8,559.9	$3,203.3

Liabilities
Current Liabilities
Accounts payable	$470.4	$282.7
Accrued liabilities	868.3	400.4
Short-term debt	204.5	175.1

Total Current Liabilities	1,543.2	858.2

Long-term debt	1,581.2	750.4
Postretirement benefits	336.9	12.0
Deferred income taxes	576.3	221.8
Other liabilities	534.5	323.4
Liabilities from discontinued operations	50.9	54.3

Total Liabilities	4,623.0	2,220.1

Shareholders’ Equity
Preferred stock, $1.00 par value	—	—
Authorized: 2.0 shares; Issued: None
Common stock, $1.25 par value
Authorized: 500.0 shares
Issued: 243.0 shares in 2004 (140.9 shares - 2003)	303.7	176.1
Additional paid in capital	2,856.7	132.4
Retained earnings	1,541.8	1,641.7
Accumulated other comprehensive loss	(126.8)	(123.7)
Unearned compensation	(30.3)	(2.9)
Treasury stock, at cost, 20.6 shares in 2004 (27.2 shares - 2003)	(608.2)	(840.4)

Total Shareholders’ Equity	3,936.9	983.2

Total Liabilities and Shareholders’ Equity	$8,559.9	$3,203.3

R. R. Donnelley and Sons Company

Consolidated Statements of Operations

Three Months and Years Ended December 31, 2004 and 2003

(In millions, except per share data)

(UNAUDITED)

	Three months ended December 31,						Years ended December 31,
	2 0 0 4 GAAP	ADJUSTMENTS TO NON-GAAP (1)	2 0 0 4 NON- GAAP	2 0 0 3 GAAP	ADJUSTMENTS TO NON-GAAP (1)	2 0 0 3 NON- GAAP	2 0 0 4 GAAP	ADJUSTMENTS TO NON-GAAP (1)	2 0 0 4 NON- GAAP	2 0 0 3 GAAP	ADJUSTMENTS TO NON-GAAP (1)	2 0 0 3 NON- GAAP
Net sales	$2,111.8	$—	$2,111.8	$1,194.9	$—	$1,194.9	$7,156.4	$—	$7,156.4	$4,182.6	$—	$4,182.6

Cost of sales	1,534.1	(3.1)	1,531.0	869.6		869.6	5,269.6	(72.2)	5,197.4	3,085.6		3,085.6
Selling, general and administrative expenses	240.5	(2.5)	238.0	134.7		134.7	934.7	(8.6)	926.1	521.5		521. 5
Restructuring and impairments—net	15.7	(15.7)	—	3.2	(3.2)	—	107.4	(107.4)	—	12.5	(12.5)	—
Depreciation and amortization	101.5		101.5	66.7		66.7	385.5		385.5	270.3		270.3

Total operating expenses	1,891.8	(21.3)	1,870.5	1,074.2	(3.2)	1,071.0	6,697.2	(188.2)	6,509.0	3,889.9	(12.5)	3,877.4

Operating income from continuing operations	220.0	21.3	241.3	120.7	3.2	123.9	459.2	188.2	647.4	292.7	12.5	305.2

Interest expense—net	22.7	—	22.7	14.6	—	14.6	85.9	—	85.9	51.4	—	51.4
Investment and other income (expense)	(22.1)	14.4	(7.7)	(7.8)	5.9	(1.9)	(16.5)	0.1	(16.4)	(12.9)	1.7	(11.2)

Earnings from continuing operations before taxes, minority interest and cumulative effect of change in accounting principle	175.2	35.7	210.9	98.3	9.1	107.4	356.8	188.3	545.1	228.4	14.2	242.6

Income tax expense	28.6	52.2	80.8	(10.7)	51.8	41.1	92.6	116.2	208.8	36.4	56.5	92.9
Minority interest	(2.2)		(2.2)	(0.1)		(0.1)	(0.7)		(0.7)	0.1		0.1

Earnings (Loss) from continuing operations before cumulative effect of change in accounting principle	148.8	(16.5)	132.3	109.1	(42.7)	66.4	264.9	72.1	337.0	191.9	(42.3)	149.6

Income (loss) from discontinued operations—net	(12.0)	12.0	—	(11.4)	11.4	—	(80.0)	80.0	—	(15.4)	15.4	—

Earnings (Loss) before cumulative effect of change in accounting principle	136.8	(4.5)	132.3	97.7	(31.3)	66.4	184.9	152.1	337.0	176.5	(26.9)	149.6

Cumulative effect of change in accounting principle—net of tax	—	—	—	—	—	—	(6.6)	6.6	—	—	—	—

Net earnings (loss)	$136.8	$(4.5)	$132.3	$97.7	$(31.3)	$66.4	$178.3	$158.7	$337.0	$176.5	$(26.9)	$149.6

Earnings per share:
Basic
Earnings from continuing operations before cumulative effect of change in accounting principle	$0.67		$0.60	$0.96		$0.59	$1.31		$1.67	$1.70		$1.32
Loss from discontinued operations	(0.05)		—	(0.10)		—	(0.40)		—	(0.14)		—
Cumulative effect of change in accounting principle—net of tax	—		—	—		—	(0.03)		—	—		—

Net earnings	$0.62		$0.60	$0.86		$0.59	$0.88		$1.67	$1.56		$1.32

Diluted
Earnings from continuing operations before cumulative effect of change in accounting principle	$0.66		$0.59	$0.95		$0.58	$1.30		$1.65	$1.67		$1.31
Loss from discontinued operations	(0.05)		—	(0.10)		—	(0.39)		—	(0.13)		—
Cumulative effect of change in accounting principle—net of tax	—		—	—		—	(0.03)		—	—		—

Net earnings	$0.61		$0.59	$0.85		$0.58	$0.88		$1.65	$1.54		$1.31

Weighted average common shares outstanding
Basic	220.6		220.6	113.3		113.3	202.3		202.3	113.3		113.3
Diluted	222.6		222.6	114.3		114.3	204.2		204.2	114.3		114.3

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

(1)	Please see the following schedules “Reconciliation of GAAP Net Earnings (Loss) to Non-GAAP Net Earnings (Loss)” for descriptions of the adjustments, one schedule for the three months ended December 31, 2004 and December 31, 2003 and a second schedule for the twelve months ended December 31, 2004 and December 31, 2003.

8

Reconciliation of GAAP Net Earnings to Non-GAAP Net Earnings

IN MILLIONS

(UNAUDITED)

	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
NON-GAAP ADJUSTMENTS TO NET EARNINGS (LOSS):
Integration charges (1)	$5.6	$—
Restructuring charges (2)	10.1	0.4
Impairment charges (3)	5.6	2.8

Total non-GAAP adjustments to operating income from continuing operations	21.3	3.2

Loss on disposition/write-down of investments—net (4)	14.4	5.9

Total non-GAAP adjustments to investment and other income	14.4	5.9

Total non-GAAP adjustments to continuing operations earnings before tax	35.7	9.1
Income tax adjustment (5)	(52.2)	(51.8)
Loss from discontinued operations—net (6)	12.0	11.4

TOTAL NON-GAAP ADJUSTMENTS TO NET EARNINGS (LOSS)	$(4.5)	$(31.3)

(1)	Amount represents post-acquisition integration charges.

(2)	Amount represents restructuring charges.

(3)	Amount represents impairment charges.

(4)	Amount represents the non-cash write-down of the company’s investment in affordable housing during the three months ended December 31, 2004, and the non-cash write-down of the company’s investment in affordable housing of $7.3 million, partially offset by a gain on the disposition of an investment of $1.4 million during the three months ended December 31, 2003.

(5)	Amount represents the tax effect of the reconciling items and adjustments to reflect the company’s pro forma effective tax rate of 38.3%.

(6)	Amount represents loss from discontinued operations, net of tax.

Reconciliation of GAAP Net Earnings to Non-GAAP Net Earnings

IN MILLIONS

(UNAUDITED)

	Twelve Months Ended December 31, 2004	Twelve Months Ended December 31, 2003
NON-GAAP ADJUSTMENTS TO NET EARNINGS (LOSS):
Integration charges (1)	$80.8	$—
Restructuring charges (2)	85.0	8.8
Impairment charges (3)	22.4	3.7

Total non-GAAP adjustments to operating income from continuing operations	188.2	12.5

Loss on disposition/write-down of investments - net (4)	0.1	1.7

Total non-GAAP adjustments to investment and other income	0.1	1.7

Total non-GAAP adjustments to continuing operations earnings before tax	188.3	14.2
Income tax adjustment (5)	(116.2)	(56.5)
Loss from discontinued operations - net (6)	80.0	15.4
Cumulative effect of change in accounting principle (7)	6.6	—

TOTAL NON-GAAP ADJUSTMENTS TO NET EARNINGS (LOSS)	$158.7	$(26.9)

(1)	Amount includes adjustments to cost of sales for fair market value of acquired inventory and backlog ($66.9 million) and other post-acquisition integration charges ($13.9 million).

(2)	Amount represents restructuring charges.

(3)	Amount represents impairment charges.

(4)	Amount represents the non-cash write-down of the company’s investment in affordable housing of $14.4 million, mostly offset by a net gain on the disposition of investments in Latin America of $14.3 million, during the twelve months ended December 31, 2004, and the non-cash write-down of the company’s investment in affordable housing of $7.3 million, partially offset by the net gain on the disposition of investments of $5.6 million during the twelve months ended December 31, 2003.

(5)	Amount represents the tax effect of the reconciling items and adjustments to reflect the company’s pro forma effective tax rate of 38.3%.

(6)	Amount represents loss from discontinued operations, net of tax.

(7)	During the three months ended March 31, 2004, the company recorded a cumulative effect of a change in accounting principle reflecting the adoption of the Financial Accounting Standards Board Interpretation No. 46R “Consolidation of Variable Interest Entities.” The change reflects the difference between the carrying amount of the company’s investments in certain partnerships related to affordable housing and the underlying carrying values of the partnerships upon consolidating these entities into the company’s financial statements.

R. R. Donnelley and Sons Company

Segment GAAP to Non-GAAP Operating Income (Loss) and Margin Reconciliation

For the three and twelve months ended December 31, 2004 and 2003

$ IN MILLIONS

(UNAUDITED)

	Integrated Print Communications and Global Solutions	Publishing and Retail Services	Forms and Labels	Corporate	Consolidated

Three Months Ended December 31, 2004
Net sales	$835.3	$832.6	$443.9	$—	$2,111.8
Operating expenses	729.4	709.2	420.3	32.9	1,891.8

Operating income (loss)	105.9	123.4	23.6	(32.9)	220.0
Operating margin %	12.7%	14.8%	5.3%	nm	10.4%

Non-GAAP Adjustments
Restructuring charges	3.6	0.6	5.4	0.5	10.1
Impairment charges	1.2	0.8	3.6	—	5.6
Integration charges	2.1	0.4	1.1	2.0	5.6

Total Non-GAAP Adjustments	6.9	1.8	10.1	2.5	21.3
Operating income (loss) before restructuring, impairment and integration charges	$112.8	$125.2	$33.7	$(30.4)	$241.3
Operating margin before restructuring, impairment and integration charges %	13.5%	15.0%	7.6%	nm	11.4%
Depreciation and amortization	$36.3	$40.0	$16.7	$8.5	$101.5
Capital expenditures	$24.0	$85.4	$7.4	$4.9	$121.7

Twelve Months Ended December 31, 2004
Net sales	$2,878.3	$2,811.8	$1,466.3	$—	$7,156.4
Operating expenses	2,551.5	2,505.1	1,414.2	226.4	6,697.2

Operating income (loss)	326.8	306.7	52.1	(226.4)	459.2
Operating margin %	11.4%	10.9%	3.6%	nm	6.4%

Non-GAAP Adjustments
Restructuring charges	19.5	25.1	20.7	19.7	85.0
Impairment charges	2.8	15.2	4.4	—	22.4
Integration charges	21.1	0.4	52.5	6.8	80.8

Total Non-GAAP Adjustments	43.4	40.7	77.6	26.5	188.2
Operating income (loss) before restructuring, impairment and integration charges	$370.2	$347.4	$129.7	$(199.9)	$647.4
Operating margin before restructuring, impairment and integration charges %	12.9%	12.4%	8.8%	nm	9.0%
Depreciation and amortization	$131.8	$165.2	$55.0	$33.5	$385.5
Capital expenditures	$88.6	$144.3	$14.5	$17.8	$265.2

Three Months Ended December 31, 2003
Net sales	$368.2	$786.9	$39.8	$—	$1,194.9
Operating expenses	344.5	666.8	45.2	17.7	1,074.2

Operating income (loss)	23.7	120.1	(5.4)	(17.7)	120.7
Operating margin %	6.4%	15.3%	(13.6%)	nm	10.1%

Non-GAAP Adjustments
Restructuring charges	0.9	0.6	(0.1)	(1.0)	0.4
Impairment charges	—	(0.3)	3.2	(0.1)	2.8
Integration charges	—	—	—	—	—

Total Non-GAAP Adjustments	0.9	0.3	3.1	(1.1)	3.2
Operating income (loss) before restructuring, impairment and integration charges	$24.6	$120.4	$(2.3)	$(18.8)	$123.9
Operating margin before restructuring, impairment and integration charges %	6.7%	15.3%	(5.8%)	nm	10.4%
Depreciation and amortization	$17.7	$42.1	$1.6	$5.3	$66.7
Capital expenditures	$10.4	$41.7	$2.9	$5.2	$60.2

Twelve Months Ended December 31, 2003
Net sales	$1,441.0	$2,608.8	$132.8	$—	$4,182.6
Operating expenses	1,320.4	2,297.4	154.5	117.6	3,889.9

Operating income (loss)	120.6	311.4	(21.7)	(117.6)	292.7
Operating margin %	8.4%	11.9%	(16.3%)	nm	7.0%

Non-GAAP Adjustments
Restructuring charges	5.0	2.6	1.0	0.2	8.8
Impairment charges	0.3	0.2	3.2	—	3.7
Integration charges	—	—	—	—	—

Total Non-GAAP Adjustments	5.3	2.8	4.2	0.2	12.5
Operating income (loss) before restructuring, impairment and integration charges	$125.9	$314.2	$(17.5)	$(117.4)	$305.2
Operating margin before restructuring, impairment and integration charges %	8.7%	12.0%	(13.2%)	nm	7.3%
Depreciation and amortization	$73.5	$169.2	$6.6	$21.0	$270.3
Capital expenditures	$36.3	$129.8	$5.0	$21.8	$192.9

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

11

R. R. Donnelley and Sons Company

Segment GAAP to Non-GAAP Operating Income (Loss) and Margin Reconciliation

Quarterly results by segment for nine months ended September 30, 2004

$ IN MILLIONS

(UNAUDITED)

	Integrated Print Communications and Global Solutions	Publishing and Retail Services	Forms and Labels	Corporate	Consolidated
Three Months Ended March 31, 2004
Net sales	$481.6	$628.3	$178.8	$—	$1,288.7
Operating expenses	456.9	592.4	217.4	70.6	1,337.3

Operating income (loss)	24.7	35.9	(38.6)	(70.6)	(48.6)
Operating margin %	5.1%	5.7%	(21.6%)	nm	(3.8%)

Non-GAAP Adjustments
Restructuring charges	1.6	6.7	3.0	8.6	19.9
Impairment charges	0.9	13.4	—	—	14.3
Integration charges	17.5	—	50.1	0.6	68.2

Total Non-GAAP Adjustments	20.0	20.1	53.1	9.2	102.4
Operating income (loss) before restructuring, impairment and integration charges	$44.7	$56.0	$14.5	$(61.4)	$53.8
Operating margin before restructuring, impairment and integration charges %	9.3%	8.9%	8.1%	nm	4.2%
Depreciation and amortization	$23.8	$41.7	$7.3	$6.4	$79.2
Capital expenditures	$8.4	$16.9	$1.0	$0.5	$26.8

Three Months Ended June 30, 2004
Net sales	$765.5	$655.0	$422.4	$—	$1,842.9
Operating expenses	676.4	609.5	390.4	69.1	1,745.4

Operating income (loss)	89.1	45.5	32.0	(69.1)	97.5
Operating margin %	11.6%	6.9%	7.6%	nm	5.3%
Non-GAAP Adjustments

Restructuring charges	10.7	17.0	3.5	9.0	40.2
Impairment charges	—	0.1	—	—	0.1
Integration charges	0.1	—	0.7	1.8	2.6

Total Non-GAAP Adjustments	10.8	17.1	4.2	10.8	42.9
Operating income (loss) before restructuring, impairment and integration charges	$99.9	$62.6	$36.2	$(58.3)	$140.4
Operating margin before restructuring, impairment and integration charges %	13.1%	9.6%	8.6%	nm	7.6%
Depreciation and amortization	$35.8	$42.0	$15.2	$11.1	$104.1
Capital expenditures	$35.6	$19.3	$2.4	$5.4	$62.7

Three Months Ended September 30, 2004
Net sales	$795.9	$695.9	$421.2	$—	$1,913.0
Operating expenses	688.8	594.0	386.1	53.8	1,722.7

Operating income (loss)	107.1	101.9	35.1	(53.8)	190.3
Operating margin %	13.5%	14.6%	8.3%	nm	9.9%
Non-GAAP Adjustments
Restructuring charges	3.6	0.8	8.8	1.6	14.8
Impairment charges	0.7	0.9	0.8	—	2.4
Integration charges	1.4	—	0.6	2.4	4.4

Total Non-GAAP Adjustments	5.7	1.7	10.2	4.0	21.6
Operating income (loss) before restructuring, impairment and integration charges	$112.8	$103.6	$45.3	$(49.8)	$211.9
Operating margin before restructuring, impairment and integration charges %	14.2%	14.9%	10.8%	nm	11.1%

Depreciation and amortization	$35.9	$41.5	$15.8	$7.5	$100.7
Capital expenditures	$20.6	$22.7	$3.7	$7.0	$54.0

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses the non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

R. R. Donnelley and Sons Company

Condensed Consolidated Statements of Cash Flows

For the years ended December 31, 2004 and 2003

IN MILLIONS

(UNAUDITED)

	2004	2003
Operating Activities
Net earnings	$178.3	$176.5
Net loss from discontinued operations	80.0	15.4
Adjustment to reconcile net earnings from continuing operations to cash provided by operating activities	620.4	260.5
Changes in operating assets and liabilities	(119.3)	(73.3)

Net cash provided by operating activities of continuing operations	759.4	379.1

Net cash provided by (used in) investing activities of continuing operations	(119.5)	(158.6)

Net cash used in financing activities of continuing operations	(191.8)	(170.3)

Effect of exchange rates on cash and cash equivalents	17.3	2.1
Cash flow impact from discontinued operations	115.6	(52.0)

Net increase in cash and cash equivalents	581.0	0.3

Cash and cash equivalents at beginning of period	60.8	60.5

Cash and cash equivalents at end of period	$641.8	$60.8